Exhibit 12.1

Digital Realty Trust, Inc.

Statement of Computation of Ratios (1)

	The Company (2)		The Company (2)		The Company and the Predecessor (2)	The Predecessor (2)
	Three Months Ended March 31,		Year ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Income (loss) from continuing operations before minority interests	$6,429	$7,107	$25,891	$24,460	$(5,139)	$16,473	$129
Interest expense	16,594	10,452	49,596	35,380	21,568	9,863	5,249
Interest within rental expense	428	60	680	147	113	66	—
Minority interests in consolidated joint ventures	—	—	—	—	(6)	(149)	(190)

Earnings available to cover fixed charges	$23,451	$17,619	$76,167	$59,987	$16,536	$26,253	$5,188
Fixed charges:
Interest expense	$16,594	$10,452	$49,596	$35,380	$21,568	$9,863	$5,249
Interest within rental expense	428	60	680	147	113	66	—
Capitalized interest	1,506	762	3,851	279	—	—	—

	18,528	11,274	54,127	35,806	21,681	9,929	5,249
Preferred stock dividends	3,445	3,445	13,780	10,014	—	—	—

Fixed charges and preferred stock dividends	$21,973	$14,719	$67,907	$45,820	$21,681	$9,929	$—
Ratio of earnings to fixed charges	1.27	1.56	1.41	1.68	— (3)	2.64	—	(4)
Ratio of earnings to fixed charges and preferred stock dividends	1.07	1.20	1.12	1.31	—	2.64	—	(4)

(1)	All numbers presented in this exhibit exclude 7979 East Tufts Avenue (sold July 2006), 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).

(2)	The Predecessor is not a legal entity; rather it is a combination of certain of the real estate subsidiaries of Global Innovation Partners, LLC, a Delaware limited liability company (GI Partners) contributed to the Company in connection with the IPO in November 2004, along with an allocation of certain assets, liabilities, revenues and expenses of GI Partners related to the real estate owned by such subsidiaries.

(3)	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges by $5,145.

(4)	For the year ended December 31, 2002, earnings were insufficient to cover fixed charges by $61.